                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE


                                                                      12/31/99           12/31/98           12/31/97
                                                                      --------           --------           --------
                  BASIC AND DILUTED
                  -----------------
Loss before extraordinary gain applicable to common stock:

     Net (loss) before extraordinary gain                          $ (3,763,112)      $(15,165,194)      $ (1,891,754)
     Deduct preferred stock dividends paid                             (127,320)          (127,320)          (127,320)
                                                                   ------------       ------------       ------------

Net loss applicable to common stock before extraordinary gain      $ (3,890,432)      $(15,292,514)      $ (2,019,074)
                                                                   ============       ============       ============

Weighted average number of common shares outstanding
                                                                      6,273,268          5,353,078          4,996,694
                                                                   ============       ============       ============

LOSS PER SHARE BEFORE EXTRAORDINARY GAIN                           $       (.62)      $      (2.86)      $      (0.40)
                                                                   ============       ============       ============

Extraordinary gain:

Extraordinary gain                                                 $  4,027,655       $       --         $       --
                                                                   ============       ============       ============

Weighted average number of common shares outstanding                  6,273,268          5,353,078          4,996,694
                                                                   ============       ============       ============

EXTRAORDINARY GAIN                                                 $        .64               --                 --
                                                                   ============       ============       ============

NET INCOME/(LOSS)                                                  $    264,543       $(15,165,194)      $  1,891,754)

     Deduct preferred stock dividends paid                             (127,320)          (127,320)          (127,320)
                                                                   ------------       ------------       ------------

     Net income (loss) applicable to common shareholders           $    137,223       $(15,292,514)      $  2,019,074
                                                                   ============       ============       ============

     Weighted average number of common shares outstanding             6,273,268          5,353,078          4,996,694
                                                                   ============       ============       ============

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED                      $        .02       $      (2.86)      $       (.40)
                                                                   ============       ============       ============


IN accordance with FAS 128, potentially diluted common shares are not included in a diluted earnings per share calculation since the result would be antidilutive on the loss before extraordinary items. As a result, basic and undiluted earnings per share are the same.